Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks Public Relations

Gregory Cross

408/579-3483

gcross@extremenetworks.com

JOHN H. KISPERT ELECTED TO BOARD OF DIRECTORS OF EXTREME NETWORKS

SANTA CLARA, Calif.; May 12, 2009 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced that on May 7, 2009, upon the recommendation of the Nominating and Governance Committee of Extreme Networks’ Board of Directors, the Board unanimously elected John H. Kispert to serve as a Class II director of the Board until his successor is elected and qualified or until his earlier resignation or removal. The Board also concurrently appointed Mr. Kispert to serve on the Audit Committee of the Board.

“John Kispert is a key addition to our Board,” said Gordon Stitt, the Chairman of Extreme Networks’ Board of Directors. “He has extensive financial and general management experience that will be a great asset to Extreme Networks as we move forward toward achieving our strategic and financial goals.”

John Kispert has 15 years experience serving in various executive leadership positions in the high-technology industry. In February 2009, Mr. Kispert was hired to serve as president and CEO of Spansion, a publicly-traded manufacturer of flash memory products, to oversee that company’s reorganization of its business. Previously, Mr. Kispert served as the president and COO of KLA-Tencor, a publicly traded semiconductor equipment maker with more than $2.5B in revenue. Before joining KLA-Tencor in 1995, Mr. Kispert held senior management positions with IBM, a global technology leader.

Mr. Kispert received his bachelor’s degree in Political Science from Grinnell College and his MBA from the University of California, Los Angeles.

Extreme Networks, Inc.

Extreme Networks provides converged Ethernet networks that support data, voice and video for enterprises and service providers. The company’s network solutions feature high performance and high availability switching that deliver insight and control enabling customers to solve their real-world business communications challenges. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding future financial performance. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for the Company’s products and services; a highly competitive business environment for network switching equipment; its effectiveness in controlling expenses, the possibility that the Company might experience delays in the development of new technology and products; customer response to its new technology and products; the timing of any recovery in the global economy; risks related to pending or future litigation, and a dependency on third parties for certain components and for the manufacturing of the Company’s products. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.”

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and/or other countries.